Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We make reference to the Registration Statements on Forms F-10 of Barrick Gold Corporation (“Barrick”) and S-4 of Barrick North America Finance LLC to be filed with the United States Securities and Exchange Commission on August 6, 2013. We hereby consent to the incorporation by reference therein of our report dated February 13, 2013, on the consolidated balance sheets of Barrick as at December 31, 2012 and 2011, the consolidated statements of income, comprehensive income, cash flow and changes in equity for each of the years in the two-year period ended December 31, 2012, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and the effectiveness of Barrick’s internal control over financial reporting as at December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

August 6, 2013